EXHIBIT 10.3

DATED 08 May 2026

(1) ACHIEVE PHARMA UK LIMITED

(2) ACHIEVE LIFE SCIENCES, INC.

(3) RICHARD STEWART

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 08 May 2026

BETWEEN:-

(1) ACHIEVE PHARMA UK LIMITED (company number 06751116) whose registered office is at 10 Station Road, Henley-On-Thames, Oxfordshire, RG9 1AY (the "Company");

(2) ACHIEVE LIFE SCIENCES, INC. whose registered office is at 22722 29th Dr. SE Suite 100, Bothell, WA, 98021 (the "Achieve Inc."); and

(3) RICHARD STEWART of (the "Executive").

WHEREAS:-

(A)
The Executive is employed by the Company as Chairman and Chief Executive Officer of the Company and Chief Executive Officer of Achieve Inc. pursuant to a contract between the Executive and the Company dated 9 May 2025 as amended or varied from time to time (the "Service Agreement").
(B)
Pursuant to the terms of this Agreement, the parties have agreed that the Executive's employment by the Company and appointment as Chairman and Chief Executive Officer of the Company will terminate on the date of this Agreement (the "Termination Date"). The Executive's directorship of the Company shall end on the Termination Date. The Executive’s appointment as Chief Executive Officer of Achieve Inc., terminated on 17 April 2026.
(C)
The Company, Achieve Inc. and the Executive wish to settle all claims which the Executive has or may have against the Company, any Associated Company, Achieve Inc. and any of its or their respective present or former directors, officers, shareholders, employees or workers arising out of the Executive's employment or its termination, whether or not any such claims exist or are known to or contemplated by the parties or are recognised by law at the date of this Agreement.
(D)
This Agreement is entered into by the parties in accordance with clauses 13.1 (Qualifying Termination) and 15.1 (Settlement Agreement) of the Service Agreement.

IT IS AGREED AS FOLLOWS:

1.
Salary and benefits to termination

1.1
The Executive acknowledges that their employment will terminate on the Termination Date and that they shall not appeal the termination and/or raise any grievance in respect of it or their past employment.
1.2
The Executive has been paid all outstanding salary and has received contractual benefits, less PAYE deductions for income tax and employee national insurance contributions. Save as provided by this Agreement, the Executive shall not receive any further payments of salary or any payments in respect of benefits. The Executive will be reimbursed all outstanding expenses submitted within 7 days of the Termination Date, subject to the Company's normal expenses policy.
1.3
The parties acknowledge and agree that the following lump sum payments were made on April 30, 2026 (subject to any deductions required by law):
1.3.1
$59,135, which represents payment in full of the Executive’s accrued and unused “paid time off” (“PTO Payment”); and
1.3.2
$76,875 (the “Bonus”) in respect of a 2025 bonus entitlement.

3.
TERMINATION PAYMENT

3.1
Provided that the Executive has complied with the Executive's obligations under this Agreement, within 28 days of the latest of (i) the Termination Date, (ii) receipt by the Company's Solicitors of the signed Adviser's Certificate, (iii) receipt by the Company's Solicitors of this Agreement duly signed by the Executive, and (iv) the Executive complying with Clause 12 (all of the foregoing, the (“Payment Conditions”), the Company shall pay to the Executive the following sums (collectively, the "Termination Payment"):

3.1.1
$307,500 in lieu of notice (the "Payment in Lieu of Notice");
3.1.2
$922,500 as compensation for loss of employment, which, is made without admission of liability, pursuant to clause 13.1(a)(i) of the Service Agreement (“QT Payment”), subject to the apportionments to be made towards (i) the Pension Scheme in accordance with Clause 13, and (ii) the Executive's legal fees in accordance with Clause 13; and
3.1.3
$102,500 as an ex gratia payment made in connection with the termination of employment,

and the Executive acknowledges and agrees that the Termination Payment, together with the PTO Payment and the Bonus and the equity vesting benefits described below in Clause 5, are in full satisfaction of the Executive’s right and entitlement to termination payments and benefits, including equity vesting benefits, pursuant to Clause 13 of the Service Agreement, and that no other payments or benefits of any kind are due from the Company or any Associated Company except as provided for in this Agreement including for the avoidance of doubt the equity vesting benefits and related rights set out in Clause 5 of this Agreement. Further, the Executive acknowledges and agrees that as of the date of this Agreement, as set forth above, the Executive hereby waives his eligibility, and any right or entitlement to payments or benefits, pursuant to Clause 14 of the Service Agreement.

3.2
By signing this Agreement, the Executive agrees that the Termination Payment shall be subject to the deduction of any sums which the Executive owes to the Company or any Associated Company or which the Company is required by law to make. The Company and Achieve Inc. warrant that they are not aware of any sums which the Executive owes to the Company or any Associated Company or which the Company is required by law to make save as set out in this Agreement.
3.3
Subject to Clause 3.4, the Payment in Lieu of Notice and the QT Payment will be subject to deductions for income tax and employee national insurance contributions as required by law and, as the Company believes that s401 and s403 Income Tax (Earnings and Pensions) Act 2003 apply, no deductions will be made for tax or employee national insurance contributions from the balance of the Termination Payment, except to the extent that their total exceeds £30,000 (thirty thousand pounds sterling), where income tax will be deducted in respect of the excess as required by law.
3.4
If there is income tax and/or employee national insurance contributions due on Post-Employment Notice Pay (as set out in section 402D of the Income Tax (Earnings and Pensions) Act 2003) which exceeds the income tax and/or employee national insurance contributions deducted by the Company from any of the payments set out in this Clause 3, the Executive authorises the Company to deduct a sum representing the additional income tax and/or employee national insurance contributions due from the Termination Payment before payment is made to the Executive.
4.
ADDITIONAL 2025 BONUS

4.1
The Compensation Committee of Achieve Inc. shall determine in its absolute discretion in the usual course (subject to the rules of Achieve Inc.’s 2025 bonus scheme of which the Executive is entitled to participate) whether Achieve Inc. has achieved any goals and the amount of bonus to be paid. If it is determined that additional amounts are to be paid under the 2025 bonus scheme to other eligible employees and that bonus entitlement shall be paid above 75% of the 2025 corporate goals, the Executive shall be entitled to an additional sum of up to $76,875 (i.e., the Executive's total 2025 bonus (taking into account the amounts paid to the Executive prior to the date of this Agreement as detailed above), will be calculated at the same percentage of base salary as for the other participants in Achieve Inc.’s 2025 bonus scheme) (the “Additional 2025 Bonus”). If the Additional 2025 Bonus is payable to the Executive, it shall:
4.1.1
be subject to the deduction of income tax and national insurance and shall be non-pensionable;
4.1.2
be subject to, and paid in accordance with, the rules of Achieve Inc.’s 2025 bonus scheme; and
4.1.3
be paid at the same time as the payments being made to the other participants in Achieve Inc.’s 2025 bonus scheme.
4.2
For the avoidance of doubt, the Additional 2025 Bonus will not be paid to the Executive if no additional amount is to be paid to the other participants in Achieve Inc.’s 2025 bonus scheme.

5.
TREATMENT OF EQUITY AWARDS

5.1
The Executive holds outstanding awards over a maximum of 1,000,150 shares of Achieve Inc. common stock (the "Achieve Equity Awards" and award agreements governing their grant, respectively, the " Achieve Equity Award Agreements") awarded under Achieve Inc.'s 2017 Equity Incentive Plan and 2018 Equity Incentive Plan (together the "Plans") as at the Termination Date. All Achieve Equity Awards shall remain governed by the applicable Achieve Equity Award Agreement and the rules of the Plans, except as expressly modified by this Agreement. The Company confirms that the Executive's termination does not constitute a termination of Cause for the purposes of the Plans or any Achieve Equity Award Agreement.
5.2
Subject to the Executive's satisfaction of the Payment Conditions, the number of shares of Achieve Inc. common stock subject to the Achieve Equity Awards shall accelerate and be deemed vested on the Termination Date as indicated below. Such number of shares of Achieve Inc. common stock which represents the number of shares subject to such Achieve Equity Awards that have already vested as at the Termination Date and which otherwise would have vested in the ordinary course had the Executive remained in service with the Company in the period from the Termination Date to 31 October 2027 (the "Acceleration Period"):
5.2.1
220,150 shares subject to the Executive's Non-Qualified Stock Options granted on 26 July 2018, 20 September 2018, 29 January 2019, 28 January 2020, 16 November 2020, 26 January 2021, 3 January 2022 and 25 January 2023 and which have fully vested at the Termination Date;
5.2.2
60,000 shares subject to the Executive's Non-Qualified Stock Option granted on 22 January 2024 that would have vested in full by the end of the Acceleration Period; and
5.2.3
282,188 shares subject to the Executive's Non-Qualified Stock Option granted on 28 January 2026 that would have vested by the end of the Acceleration Period (the "2026 Option").
5.3
Any shares subject to the Achieve Equity Awards which have not vested (or which are not deemed to vest) in accordance with Clause 5.2 shall continue to vest after the Termination Date to the extent that Executive remains in Service (as such term is defined in the Plans), including, for the avoidance of doubt, the remainder of the 362,812 shares under the 2026 Option that do not vest (and are not deemed to vest under Clause 5.2.3), and the 75,000 shares subject to the Executive's performance-based restricted stock units granted on 25 January 2023 pursuant to their original terms. Any shares subject to the Achieve Equity Awards which have not vested in accordance with Clause 5.2 or pursuant to Executive’s provision of continued Service shall automatically lapse for no consideration on the date that Executive ceases Service.
5.4
Subject to the Executive's satisfaction of the Payment Conditions, the Company agrees that the exercise period for all vested stock options held by the Executive as at the Termination Date (including any options referred to in Clause 5.2) shall be extended to the later of three months from the date that Executive ceases Service or twelve (12) months after Executive ceases serving as a consultant to Achieve Inc.

5.5
The Company and Achieve Inc warrants that all necessary resolutions, determinations and approval (including any Compensation Committee determination) required under the Plans to give effect to the modifications and confirmations set out in this Clause 5 have been obtained.
5.6
By entering into this Agreement and taking account of Clause 5.2, the Executive acknowledges and agrees that he has no rights to any shares, awards or options granted by the Company or any member of the Company’s wider group under any arrangement (whether vested or unvested) other than those set out in the foregoing provisions of this Clause 4.
5.7
The Company warrants that, having made due and careful enquiry, as at the date of this Agreement, neither the Company nor Achieve Inc. is aware of any facts, matters or circumstances which would entitle the Company, Achieve Inc. or any other person to invoke any clawback, recoupment or similar provisions under the Plans in respect of any Achieve Equity Awards held by the Executive.
6.
INDEMNIFICATION

Pursuant to clause 6.3 of the Service Agreement, the Company's obligations (for itself and on behalf of Achieve Inc.) pursuant to clauses 6.1 and 6.2 of the Service Agreement shall survive the termination of the Executive's employment and continue to be binding for a period of six years from and including the Termination Date.

7.
Pension benefits

The Company agrees, in the spirit of cooperation, (subject to the terms of this Agreement and to the rules of the Pension Scheme) to pay £30,000 into the Pension Scheme Account with a request to the Pension Scheme Trustees to augment the Executive's pension benefits. For clarity, this is not incremental to any payments made to Executive; it shall be apportioned from the QT Payment, and the QT Payment will be reduced accordingly, by the USD equivalent of £30,000, calculated by reference to the spot rate of exchange (meaning the closing mid-point reported in the Financial Times or Bloomberg) on the day before the figures are given to the payroll team for processing, subject to a maximum of a 10% fluctuation in either direction from the exchange rate as at the date of this Agreement (the "Exchange Mechanism").

8.
Tax Indemnity

8.1
The Company and Achieve Inc. make no warranty or representation as to whether income tax or employee national insurance contributions are lawfully payable in relation to the payments made or benefits provided under this Agreement.
8.2
The Executive shall be responsible for and shall indemnify the Company, Achieve Inc. or any Associated Company against, and shall on written demand forthwith pay to the Company, Achieve Inc. or any Associated Company, any further income tax or employee national insurance contributions (and interest, costs, penalties or expenses relating to any tax assessment save for any interest, costs, penalties or expenses incurred solely by reason of the default or delay of the Company or Achieve Inc. (other than any of the Company's or Achieve Inc.'s actions envisaged by this Agreement)) that the Company, Achieve Inc. or any Associated Company is required to pay or account for in respect of the payments made or benefits provided by the Company or Achieve Inc. to the Executive pursuant to this Agreement in excess of any amount deducted at source. In this regard the Company, Achieve Inc. or any Associated Company shall be deemed to be obliged to pay any such amount if it receives a written demand from HM Revenue and Customs.
8.3
The Company or Achieve Inc. will give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under this indemnity and shall provide the Executive with reasonable co-operation and assistance (excluding any contribution to the costs of any professional advisers which the Executive may instruct for his own benefit) to dispute such a claim including taking into account the Executive's reasonable comments in considering whether to dispute or in disputing the demand (without the Company or Achieve Inc. having any obligation to dispute a demand) and providing reasonable access to any documentation the Executive may reasonably require to dispute the claim (provided that nothing in this Clause shall prevent the Company or Achieve Inc. from complying with its legal obligations to HM Revenue and Customs).

8.4
Pursuant to clause 5.2 of the Service Agreement, to the extent that the Executive is subject to US tax in respect of any benefits or payments provided under this Agreement and/or the Service Agreement, the Company will provide him with tax equalization services designed to result in him being in no worse a tax position than if he were solely subject to tax in the UK.

9.
Resignation of directorships

The Executive shall hereby resign as a director of the Company and from any other office the Executive holds in the Company by delivering to the Company a letter of resignation in accordance with the draft set out in Schedule 2 and taking such other actions as are necessary to effect such resignations.

10.
assistance

10.1
The Executive agrees that following the termination of their employment they will provide all assistance reasonably and properly requested by the Company, Achieve Inc. and/or any Associated Company in connection with any claim, dispute or investigation, including (without limitation) any issue raised by a regulatory body.
10.2
The Company or Achieve Inc. shall reimburse the Executive in respect of all reasonable travelling and subsistence expenses legitimately incurred by the Executive in connection with the provision of this assistance (subject to provision by the Executive of appropriate receipts) and any genuine loss of earnings incurred by the Executive as a result of providing this assistance (subject to provision by the Executive of evidence of such loss). The Company or Achieve Inc. shall be responsible for the costs of (i) professional advisers instructed by the Company or Achieve Inc.; and (ii) independent professional advisers instructed by the Executive up to a limit of £5,000 (plus VAT) in respect of each claim, dispute or investigation whilst providing his assistance under this Clause.
10.3
On reasonable request by the Executive, the Company or Achieve Inc. will provide the Executive with full and unrestricted access to relevant documents and other relevant materials required by the Executive for the purpose of, and shall provide any other assistance reasonably requested by the Executive (excluding any contribution to the costs of any professional advisers which the Executive may instruct for his own benefit) in relation to, the provision of such assistance.
11.
Restrictions and Confidentiality

11.1
The Executive agrees and confirms that the Executive:

11.1.1
will continue to be bound by Clause 7 (Confidential and Intellectual Property) of the Service Agreement and Exhibit B (Employee Agreement Regarding Confidential Information and Intellectual Property) signed by the Executive on 22 May 2018 in accordance with their terms, and will notify future employers of these terms;
11.1.2
has not disclosed or made use of and will not at any time after the date of this Agreement disclose or make use of, for the Executive's own or any other person's benefit, any trade secret or Confidential Information concerning the business, finances, affairs, products, services, processes, equipment or activities of the Company, Achieve Inc. or any Associated Company or any of its or their respective customers, agents, suppliers or clients except as required by his duties with the consent of the Company and Achieve Inc. or where required to do so by law;
11.1.3
has not disclosed and shall not directly or indirectly disclose to any third party the existence of, terms of and the circumstances surrounding the conclusion of this Agreement, save:
(a)
for disclosures made by the Executive prior to the date of this Agreement of which the Company is aware; and

(b)
as required by his duties or where such disclosure is permissible in accordance with Clause 11.4;
11.1.4
has not and shall not directly or indirectly make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, which are intended to or which might be expected to damage or lower the business or professional reputation or financial standing of the Company, Achieve Inc. or any Associated Company or any of their respective present or former directors, officers, shareholders, agents, employees or workers; and
11.1.5
shall not, directly or indirectly, make, publish, share, post, comment on or otherwise communicate any statement, opinion or other content on any social media platform (including but not limited to X (formerly Twitter), Facebook, Instagram, LinkedIn, TikTok, YouTube, Threads or any other online forum or platform) in relation to the Company, Achieve Inc. or any Associated Company, provided that nothing in this sub-clause shall prevent the Executive from using any "like", "react" or equivalent endorsement function in respect of any such post or content.
11.2
The restrictions contained in Clause 11.1.2 shall cease to apply to information which has already entered, or subsequently enters, the public domain (other than as a result of the wrongful act or default of the Executive).
11.3
The Company shall not, and shall procure that Achieve Inc. shall not, authorise its directors, officers, employees and workers to make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, which are intended to or which might be expected to damage or lower the business, professional or personal reputation or financial standing of the Executive (including but not limited to any communication on any social media platform (including but not limited to X (formerly Twitter), Facebook, Instagram, LinkedIn, TikTok, YouTube, Threads or any other online forum or platform)).
11.4
Nothing in this Agreement will prevent disclosure by the Executive of information:

11.4.1
for the purpose of making a protected disclosure as defined by Part IVA of the Employment Rights Act 1996 (Protected Disclosures), provided that the disclosure is made in accordance with the provisions of that Act;
11.4.2
for the purposes of making a permitted disclosure under the Victims and Prisoners Act 2024 provided that the disclosure is made in accordance with the provisions of that Act;
11.4.3
as required by law or regulatory obligation, including for the purpose of reporting misconduct, or a serious breach of regulatory requirements, to a regulator or as required by any competent authority;
11.4.4
for the purpose of reporting an offence to the police or a law enforcement agency and/or co-operating with a criminal investigation or prosecution; and/or
11.4.5
for the purposes of seeking medical advice from a qualified medical practitioner and/or legal advice from a qualified lawyer (as defined by section 203(4) of the Employment Rights Act 1996);
11.4.6
in compliance with an order of, or to give evidence to, a court or tribunal of competent jurisdiction;
11.4.7
subject to the Executive first advising them of the confidential nature of the information disclosed, to the Executive's spouse or civil partner and immediate family, and professional advisers (including tax advisers), and strictly on condition that they also keep the existence, terms and negotiation of this Agreement and the circumstances concerning the termination of the Executive's employment confidential;
11.4.8
that has come into the public domain other than as a result of the wrongful act, default or breach of confidence by the Executive or on the Executive's behalf; or

11.4.9
as otherwise required for the purpose of enforcing any of the provisions of this Agreement.
11.5
This Clause 11 has been included in reliance on the Executive warranting that they have received specific legal advice on its terms and effect from the Qualified Lawyer.
12.
Return of Company Property

12.1
The Executive agrees to return on or before the Termination Date to the Company:

12.1.1
in good condition and order, subject to fair wear and tear, all property of the Company or any Associated Company in the Executive's possession or under the Executive's control including, but not limited to all keys, mobile telephones, lap-top computers, security passes, credit cards, PIN numbers, passwords, security codes, and/or company car, save for the Apple laptop computer that was provided to the Executive during the course of his employment provided such device is wiped clean to the satisfaction of Achieve Inc.; and
12.1.2
all correspondence, books, papers, files, documents and records (whether kept in hard copy or stored in electronic, data or in some other form), all storage media which belong to or relate to the Company, any Associated Company or any of their respective customers, agents, suppliers, clients or contacts.
12.2
The Executive agrees that they will not make or retain copies or extracts of any Confidential Information in any form and shall delete all such information from any personal electronic device or storage media.
12.3
If requested by the Company, the Executive will:

12.3.1
provide a signed statement that they have complied fully with their obligations under this Clause 12 together with such reasonable evidence of compliance as the Company may reasonably request; and
12.3.2
permit a representative of the Company to inspect the Apple laptop computer that was provided to the Executive during the course of his employment to satisfy itself that they have complied with this Clause 12.
12.4
The Company shall notify the Executive in writing of any property not returned pursuant to this Clause 12, specifying in reasonable detail the items concerned. If the Executive fails to return such property within 7 days of receipt of such notice, the Company shall be entitled to deduct from the Termination Payment a fair market value for any property not so returned.
13.
Legal Costs
13.1
Provided that the Qualified Lawyer has delivered to the Company's Solicitors the Adviser's Certificate and provided that the Executive has complied with the Executive's obligations under this Agreement, the Company will pay the Executive's legal fees up to a limit of £29,000 (plus VAT) (the "Legal Fees Contribution") incurred solely in advising the Executive in connection with the termination of the Executive's employment by the Company and the preparation of this Agreement, to be satisfied as follows:
13.1.1
the Company will contribute the GBP equivalent of $20,000 (plus VAT), calculated by reference to the Exchange Mechanism; and
13.1.2
the balance of the Legal Fees Contribution (being £29,000 plus VAT less the amount paid pursuant to Clause 13.1.1 above) shall be apportioned from the QT Payment, and the QT Payment will be reduced accordingly, by the USD equivalent of such balance, calculated by reference to the Exchange Mechanism.
13.2
The Company will make the payment of the Legal Fees Contribution directly to the firm for which the Qualified Lawyer works within 28 days of receipt of an invoice addressed to the Executive but marked payable (whether in whole or in part) by the Company.

14.
Agreement and waIver of claims
14.1
Following careful consideration of the facts and circumstances relating to the Executive's employment by the Company and its termination, the Executive agrees not to institute or continue (and not to instruct any person to institute or continue on the Executive's behalf) any of the following specific claims or proceedings (each of which is hereby intimated and waived) against the Company, Achieve Inc. or any Associated Company or any of its or their respective present or former directors, officers, shareholders, employees or workers before an employment tribunal, court or otherwise arising out of or connected with the Executive's employment and/or its/their termination:-
14.1.1
any claim arising out of a contravention or alleged contravention of Part X of the Employment Rights Act 1996 (unfair dismissal);
14.1.2
any claim arising out of a contravention or alleged contravention of section 135 of the Employment Rights Act 1996 (the right to a redundancy payment);
14.1.3
any claim arising out of a contravention or an alleged contravention of a provision contained in Part II of the Employment Rights Act 1996 (protection of wages);
14.1.4
any claim arising out of a contravention or alleged contravention of:
(a)
Part V (protection from suffering detriment in employment) (in relation to jury service, health and safety, Sunday working for shop and betting workers, working time, trustees of occupational pension schemes, employee representatives, time off work for study or training, protected disclosures, leave for parental, family and domestic reasons, tax credits, flexible working, employee shareholder status),
(b)
Part VI (time off work) or
(c)
Part VII (suspension on medical or maternity grounds)

of the Employment Rights Act 1996. For the avoidance of doubt the reference to Part V of the Employment Rights Act 1996 includes any claim under sections 10 to 13 of the Employment Relations Act 1999 (the right to be accompanied at disciplinary or grievance hearings and related rights);

14.1.5
any claim arising out of a contravention or alleged contravention of section 1 or 4 (right to written statement of employment particulars and changes), section 92 (right to written statement of reasons for dismissal) section 8 (right to itemised pay statement) or section 28 (right to guarantee payment) of the Employment Rights Act 1996;
14.1.6
any claim under Regulation 30 of the Working Time Regulations 1998 (for breach of the Working Time Regulations including, without limitation, paid annual leave and payment in lieu of untaken leave on termination, the entitlement to daily and weekly rest, rest breaks and compensatory rest);
14.1.7
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of sex, marital or civil partner status, gender reassignment, pregnancy or maternity and any claim for harassment of a sexual nature, under section 120 of the Equality Act 2010;
14.1.8
any claim for equality of terms under sections 120 and 127 of the Equality Act 2010; and/or relying directly or indirectly on Article 157 of the Treaty on the functioning of the European Union;
14.1.9
any claim for victimisation as a result of seeking, making or receiving a relevant pay disclosure (discussions about pay) under section 120 Equality Act 2010;
14.1.10
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of colour, race, nationality or ethnic or national origin, under section 120 of the Equality Act 2010;

14.1.11
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of sexual orientation under section 120 of the Equality Act 2010;
14.1.12
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of religion or belief under section 120 of the Equality Act 2010;
14.1.13
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of age under section 120 of the Equality Act 2010;
14.1.14
any claim for direct or indirect discrimination, indirect discrimination: same disadvantage, harassment or victimisation on grounds of or related to disability and/or discrimination arising from disability and/or any claim for breach of the duty to make reasonable adjustments under section 120 of the Equality Act 2010;
14.1.15
any claim for compensation or damages for personal injury brought pursuant to discrimination legislation;
14.1.16
any claim under or arising out of a contravention or alleged contravention of section 80(1) (parental leave) or sections 80G(1) or 80H(1)(b) (flexible working) of the Employment Rights Act 1996;
14.1.17
any claim under Regulation 15 (failure to comply with a requirement for the election of appropriate representatives or failure to inform and consult appropriate representatives) of the Transfer of Undertakings (Protection of Employment) Regulations 2006;
14.1.18
any claim for compensation under section 168 and/or section 169 of the Data Protection Act 2018; and
14.1.19
any claim under any provision of directly applicable European law and/ or:
(a)
arising as a consequence of the United Kingdom's membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in the United Kingdom until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020; or
(b)
arising under retained EU law or under assimilated law as defined in section 6(7) of the European Union (Withdrawal) Act 2018 before and after any amendment, extension or re-enactment.
14.2
The Executive agrees that the terms of this Agreement are in full and final settlement and without admission of liability of:-
14.2.1
the claims set out in Clause 14.1;
14.2.2
the following additional claims against the Company, Achieve Inc. or any Associated Company or any of its or their respective present or former directors, officers, shareholders, employees or workers:-
(a)
wrongful dismissal;
(b)
breach of contract;
(c)
breach of trust and confidence or of any other implied term, in connection with the employment or the provision of any other benefit or potential benefit to the Executive (whether contractual or not);
(d)
personal injury;

(e)
a claim for a bonus;
(f)
a claim in respect of liability for a breach of the Protection from Harassment Act 1997;
(g)
any failure to comply with obligations under the Data Protection Act 2018;
14.2.3
subject to Clause 14.3, any other claims of whatever nature which the Executive has or may in the future have (excluding any such claim arising from any engagement for the provision of services between the Company, Achieve Inc. or any Associated Company and the Executive following the date of this Agreement), in any jurisdiction against the Company, Achieve Inc. or any Associated Company or any of its or their respective present or former directors, officers, shareholders, employees or workers arising out of or connected with the Executive's employment by the Company, Achieve Inc. or any Associated Company and/or its termination whether such claims arise at common law, under statute, European law or otherwise, whether they fall within the jurisdiction of an employment tribunal, court or other competent tribunal and whether or not any such claims exist or are known to or contemplated by the parties or are recognised by law at the date of this Agreement.
14.3
This settlement does not cover any claim in negligence for personal injury (including industrial disease) of which the Executive is unaware at the date of this Agreement, any claim in respect of pension rights accrued at the Termination Date or any claim to enforce the terms of this Agreement or documents referenced therein governing the terms of the Executive's remuneration and equity awards.
15.
Independent Legal Advice
15.1
The Executive warrants that, in accordance with the legislation governing compromise agreements and settlement agreements:
15.1.1
before entering into this Agreement, the Executive received independent legal advice from the Qualified Lawyer as to the terms and effect of this Agreement and in particular its effect on the Executive's ability to pursue the Executive's rights before an employment tribunal;
15.1.2
the Executive instructed the Qualified Lawyer to advise as to whether the Executive has or may have any claims, including statutory claims, against the Company or any Associated Company arising out of or in connection with the Executive’s employment or its termination;
15.1.3
the Executive provided the Qualified Lawyer with all available information which the Qualified Lawyer requires or may require in order to advise whether the Executive has any such claims and, on the basis of such information, the Qualified Lawyer has advised the Executive that:
(a)
the Executive’s only statutory or other claims or complaints against the Company or any Associated Company are those set out in Clause 14 above; and
(b)
the Executive has no other claim or complaint against the Company or any Associated Company whether statutory or otherwise and
15.1.4
the Qualified Lawyer has advised the Executive that they are a Solicitor holding, both at the date of this Agreement and at the date the said advice was given, a current practising certificate and that there is currently in force and was at the time the said advice was given a contract of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the said advice.
15.2
The Executive shall procure that the Qualified Lawyer delivers the Adviser's Certificate to the Company's Solicitors.
16.
warranties
16.1
The Executive further warrants and represents that:

16.1.1
before receiving the advice referred to in Clause 15.1.1, the Executive disclosed to the Qualified Lawyer all facts or circumstances relating to the Executive's employment and its termination that may give rise to a claim against the Company, Achieve Inc. or any Associated Company or any of its or their respective present or former directors, officers, shareholders, employees or workers;
16.1.2
the Executive is not aware of any claims or circumstances which have given or might give rise to any claims including any claim for personal injury and/or industrial disease against the Company, Achieve Inc. or any Associated Company or any of its or their respective present or former directors, officers, shareholders, employees or workers, arising out of or connected with the Executive's employment and/or its termination, other than those specified in Clause 14.2.1 and 14.2.2 of this Agreement which are the only claims the Executive has;
16.1.3
the Executive has not commenced any proceedings in any court, tribunal or otherwise in any jurisdiction against the Company, Achieve Inc. or any Associated Company their respective present or former directors, officers, shareholders, employees or workers in respect of any claim whatsoever and will not commence any such proceedings;
16.1.4
the Executive has neither started nor been offered (either in writing or orally) other paid work in any capacity, nor has the Executive been given any indication that an offer of paid work will be forthcoming, save for (i) any offer or indication made by the Company or Achieve Inc.; and (ii) the outside activities set out in Exhibit C of the Service Agreement; and
16.1.5
the Executive is not in breach of any duty the Executive may owe to the Company, Achieve Inc. or any Associated Company, nor has the Executive acted in breach of the Service Agreement and there are no matters of which the Executive is aware relating to any acts or omissions by the Executive or any third party which, if disclosed to the Company, or Achieve Inc. might affect its decision to enter into this Agreement.
16.2
The Company and Achieve Inc. warrant that, as at the date of this Agreement, neither the Company, Achieve Inc. nor any Associated Company is aware of any facts or circumstances which have given or might give rise to any claim or disciplinary action against the Executive arising out of or in connection with the Executive's employment or the performance of the Executive's duties under the Service Agreement.
16.3
The Executive acknowledges that the Company and Achieve Inc. have entered into this Agreement in specific reliance on the warranties in Clauses 15 and 16.1.1 - 16.1.5 and that such warranties are a condition precedent to the Company's and Achieve Inc.'s obligations under this Agreement. Accordingly the Executive agrees that should the Executive breach any of those warranties and without prejudice to any other remedy the Company or Achieve Inc. might have:
16.3.1
the Executive will repay to the Company the Termination Payment (excluding the Payment in Lieu of Notice) (less any tax deducted) immediately on written demand;
16.3.2
any benefits the Executive is entitled to receive from the Company or Achieve Inc. whether pursuant to this Agreement or otherwise shall cease to be made available with immediate effect; and
16.3.3
the Company and Achieve Inc. shall immediately be released from any continuing obligations under this Agreement.
17.
Compliance with Legislation

The conditions regulating compromise agreements and settlement agreements under section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 147(3) of the Equality Act 2010, section 58 of the Pensions Act 2008, section 49(4) of the National Minimum Wage Act 1998, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999 and regulation 40(4) of the Information and Consultation of Employees

Regulations 2004, Regulation 52(4)(a) to (e) of the European Public Limited‑Liability Company Regulations 2004, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 are satisfied.

18.
THIRD PARTY RIGHTS
18.1
Section 1 of the Contracts (Rights of Third Parties) Act 1999 ("CRiTPA") shall apply to this Agreement but only to the extent that any Associated Company and/or any present or former directors, officers, shareholders, workers or employees of the Company, Achieve Inc. or any Associated Company (together the "Third Parties") shall be entitled to enforce in their own right the terms of any clauses purporting to confer a benefit on them.
18.2
In accordance with section 2(3)(a) of CRiTPA, the whole or any part of this Agreement may be rescinded or varied by agreement between the Executive and the Company without the consent of any of the Third Parties or of any other person who is not named as a party to this Agreement.
19.
Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instrument.

20.
Law and Jurisdiction
20.1
This Agreement shall be governed by and construed in accordance with the laws of England and Wales.
20.2
The parties submit to the exclusive jurisdiction of the Courts and tribunals of England and Wales with regard to any dispute or claim arising under this Agreement.
21.
Definitions

"Adviser's Certificate" means a certificate in the form attached as Schedule 1 to this Agreement, signed by the Qualified Lawyer advising the Executive;

"Agreement" means the agreement between the parties contained herein;

"Associated Company” means the Company’s ultimate parent undertaking and all undertakings which are ultimately owned or controlled by the ultimate parent undertaking of the Company for the time being;

"Company's Solicitors" means Pinsent Masons LLP;

"Confidential Information" means any information which came into the possession of the Executive in the course of the Executive employment and is identified or treated by the Company or any Associated Company as confidential or which, by reason of its character or the circumstances or manner of its disclosure, is evidently of such a nature, including, but not limited to, business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products, product formulae, source codes, software, software designs, graphic designs, artwork, processes, inventions, discoveries or know-how, sales statistics, sales techniques, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers and suppliers or potential customers and suppliers;

“Pension Scheme” means the Nucleus Modular iSIPP Pension Scheme, as amended from time to time, of which the Employee was a member at the Termination Date;

"Pension Scheme Account" means:

"Qualified Lawyer" means Michelle Chiu of Mishcon de Reya LLP, whose address is .

22.
General
22.1
In this Agreement:
22.1.1
a reference to any legislative provision includes any lawful amendment or re‑enactment of it; and
22.1.2
the headings are for convenience only and shall not affect its interpretation.
22.2
The Schedules to this Agreement form part of (and are incorporated into) this Agreement.
22.3
This Agreement sets out the entire agreement between the parties and supersedes all previous discussions, negotiations, agreements and arrangements (if any) whether oral or in writing and whether express or implied relating to the termination of the Executive's employment by the Company or Achieve Inc..
22.4
This Agreement, although marked "without prejudice" and "subject to contract" will when dated and signed by both parties and accompanied by the Adviser's Certificate become an open document evidencing an agreement binding on the parties.
22.5
The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:-
22.5.1
the validity or enforceability of such provision for any other purpose;
22.5.2
the remainder of such provision; and/or
22.5.3
the remaining provisions of this Agreement.

Schedule 1

adviser's certificate

Schedule 2

Resignation of Directorship

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

SIGNED by ACHIEVE PHARMA UK LIMITED

Duly authorised for and on behalf of the Company

SIGNED by ACHIEVE LIFE SCIENCES, INC.

Duly authorised for and on behalf of Achieve Inc.

SIGNED by RICHARD STEWART

the Employee

/s/ Thomas B. King Thomas B. King /s/ Thomas B. King Thomas B. King (Chairman of the Board of Directors) /s/ Richard Stewart Richard Stewart